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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. TWO )*

                               Hello Direct, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    423402106
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 21 pages

CUSIP NO.         423402106           13G         PAGE   2  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              363,912

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               869,694
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              363,912

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              869,694

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 21 pages

CUSIP NO.         423402106           13G         PAGE   3  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Offshore Limited Partnership, C.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              869,694

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               363,912
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              869,694

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              363,912

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 21 pages

CUSIP NO.         423402106           13G         PAGE   4  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Management Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,606
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 21 pages

 CUSIP NO.         423402106           13G         PAGE  5  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Offshore Management, N.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               869,694
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              869,694

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       869,694

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       17.2%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5  of  21 pages

CUSIP NO.         423402106           13G         PAGE   6 OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Partners L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,696
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 21 pages

CUSIP NO.         423402106           13G         PAGE   7  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harry T. Rein
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,606
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 21 pages

CUSIP NO.         423402106           13G         PAGE   8  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James J. Fitzpatrick
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,606
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 21 pages

CUSIP NO.         423402106           13G         PAGE   9  OF  21     PAGES
                -------------                            --     --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory Kopchinsky
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,606
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 21 pages

CUSIP NO.         423402106           13G         PAGE   10  OF  21     PAGES
                -------------                            --      --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert J. Migliorino
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,606
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 21 pages

CUSIP NO.         423402106           13G         PAGE   11  OF  21     PAGES
                -------------                            --      --     ------
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric A. Young
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF         -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               1,233,606
         EACH
      REPORTING          -------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,233,606

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,233,606

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       24.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 21 pages

Item 1(a). Name of Issuer

           Hello Direct, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices

           5884 Eden Park Place
           San Jose, CA  95138

Item 2(a). Name of Person Filing

           This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Gregory Kopchinsky, Robert J. Migliorino and Eric A. Young (collectively, the "Partners"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Corporation (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b). Address of Principal Business Office or, if None, Residence

           Except in the case of Canaan Venture Offshore, Canaan Corporation and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c). Citizenship

           Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d). Title of Class of Securities

           This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Hello Direct, Inc. ("the Company").

                              Page 12 of 21 pages

Item 2(e). CUSIP Number

           CUSIP number 423402106.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) ___ Broker or Dealer registered under Section 15 of the Act,
(b) ___ Bank as defined in Section 3(a)(6) of the Act,
(c) ___ Insurance Company as defined in Section 3(a)(19) of the Act,
(d) ___ Investment Company registered under Section 8 of the Investment Company Act,
(e) ___ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f) ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g) ___ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
        Item 7,
(h) ___ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

        Not Applicable

Item 4. Ownership

(a) Canaan Venture owns 363,912 shares of Common Stock and Canaan Venture Offshore owns 869,694 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2.

(b) By virtue of their common control, Canaan Venture and Canaan Venture Offshore each may be deemed to be the beneficial owners of 1,233,606 shares of Common Stock, representing beneficial ownership of 24.4% of the Company. Canaan Management, by virtue of its status as general partner of Canaan Venture and Canaan Venture Offshore, may be deemed to be the beneficial owner of 1,233,606 shares, representing beneficial ownership of 24.4%. Canaan Corporation, by virtue of its status as a general partner of Canaan Venture Offshore, may be deemed to be the beneficial owner of 869,694 shares, representing beneficial ownership of 17.2%. By virtue of its status as general partner of Canaan Management, Canaan Partners may be deemed to be the beneficial owner of 1,233,606 shares, representing beneficial ownership of 24.4%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 1,233,606 shares representing in the case of each Partner, beneficial ownership of 24.4%. The foregoing percentages are calculated based on the 5,057,263 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1997.


                              Page 13 of 21 pages

                                            NUMBER OF SHARES
                             --------------------------------------------------
(c)  Reporting Person          (i)           (ii)          (iii)       (iv)
---  ----------------        --------     ----------     --------    ----------
Canaan Venture                363,912        869,694      363,912       869,694
Canaan Venture Offshore       869,694        363,912      869,694       363,912
Canaan Management                   0      1,233,606            0     1,233,606
Canaan Corporation                  0        869,694            0       869,694
Canaan Partners                     0      1,233,606            0     1,233,606
Harry T. Rein                       0      1,233,606            0     1,233,606
James J. Fitzpatrick                0      1,233,606            0     1,233,606
Gregory Kopchinsky                  0      1,233,606            0     1,233,606
Robert J. Migliorino                0      1,233,606            0     1,233,606
Eric A. Young                       0      1,233,606            0     1,233,606


(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of

Item 5.    Ownership of Five Percent or Less of a Class
           Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
           Not applicable.

Item 8.    Identification and Classification of Members of the Group
           Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b)(ii)(H).

Item 9.    Notice of Dissolution of Group
           Not applicable.

Item 10.   Certification
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:  February 10, 1998

                              Page 14 of 21 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Venture Limited Partnership
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:               *
        ---------------------------------
        General Partner

Canaan Venture Offshore Limited Partnership, C. V.
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:               *
        ---------------------------------
        General Partner

Canaan Management Limited Partnership
By:     Canaan Venture Partners L.P.
        Its General Partner

By:               *
        ---------------------------------
        General Partner


Canaan Offshore Management, N.V.

By:               *
        ---------------------------------
        Director

Canaan Venture Partners L.P.

By:               *
        ---------------------------------
        General Partner


                              Page 15 of 21 pages

                  *
---------------------------------
Harry T. Rein


                  *
---------------------------------
James J. Fitzpatrick


                  *
---------------------------------
Gregory Kopchinsky


                  *
---------------------------------
Robert J. Migliorino


                  *
---------------------------------
Eric A. Young


                                                  *By:  /s/ Guy M. Russo
                                                        --------------------
                                                            Guy M. Russo
                                                            Attorney-in-Fact
----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney filed with the Securities and Exchange Commission on April 22, 1997, in connection with a Schedule 13D for Alarmguard Holdings, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 16 of 21 pages